Exhibit 5.1

January 23, 2024

RiskOn International, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, NV 89141

Ladies and Gentlemen:

We are acting as counsel to RiskOn International, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on January 23, 2024 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholder identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 40,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to a purchase agreement, dated August 24, 2023, between the Company and Arena Business Solutions Global SPC II Ltd on behalf of and for the account of Segregated Portfolio #3 – SPC #3, as amended by that amendment to the purchase agreement (the “Amendment”), dated October 18, 2023 (as amended, the “ELOC Purchase Agreement”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the ELOC Purchase Agreement, (d) the Amendment, (e) the Company’s Articles of Incorporation, as amended to date, (f) the Company’s Amended and Restated Bylaws, as amended to date, and (g) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinion expressed below.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i)       the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

January 23, 2024 Page 2

(ii)       that the ELOC Purchase Agreement has been duly authorized, executed and delivered by each party thereto (other than the Company), that each such party (other than the Company) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party (other than the Company) has full power, authority and legal right to enter into and perform the terms and conditions of the ELOC Purchase Agreement to be performed by it, that the representations and warranties of each such party as set forth in the ELOC Purchase Agreement when made were, and on the date hereof are, true and complete, and that the ELOC Purchase Agreement constitutes a legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with their respective terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Common Stock has been duly authorized by the Company and, when issued by the Company against receipt of the purchase price therefor in the manner contemplated by the Prospectus and the ELOC Purchase Agreement, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP